Exhibit 10.1

October 13, 2006

Mr. Richard L. Markee

Toys “R” Us, Inc.

One Geoffrey Way

Wayne, New Jersey 07470

Dear Rick:

This will confirm that your last date of employment with Toys “R” Us, Inc. (the “Company”) will be on November 1, 2006 (the “Termination Date”), and that your termination will be treated as a voluntary termination by you other than for Good Reason, Disability or Retirement for the purposes of Section 4(e) of your Retention Agreement with the Company, dated as of May 1, 1997, as amended (the “Retention Agreement”). The Company hereby waives the four-month Mandatory Notice Period for your resignation as defined in the May 6, 1999 amendment to the Retention Agreement and relieves you of your obligation thereunder not to disclose your departure.

Within 30 days following the Termination Date, you will be paid any salary earned and unpaid through the Termination Date, and the Company will pay your salary for all unused vested vacation through November 1, 2006. We intend and anticipate that these payments of accrued salary and vacation will be deposited directly into your account on the next regular payroll date after the Termination Date.

Section 4(e) of the Retention Agreement provides that upon your voluntary termination other than for Good Reason, Disability or Retirement, the Company will have no further obligation to you other than to pay you all payments and benefits due, in accordance with the Company’s benefits plans through the Termination Date. Nevertheless, provided that at the time of your termination or as soon as possible thereafter you sign a Separation and Release Agreement in the form attached to this letter as Exhibit A and do not challenge or revoke such release within the 7-day revocation period set forth therein, the Company will pay you, outside of the Retention Agreement, one or more lump sum payments not to exceed $1,200,000.00 in the aggregate, representing 75% of the incentive bonus that you would have earned for fiscal year 2006, (with the individual objective component of the bonus being paid out at 100% of target, subject to the pro-ration in accordance herewith, and the financial component of the bonus being based 75% on

Mr. Richard L. Markee

October 13, 2006

actual overall consolidated performance of the Company and 25% being based on the performance of the Babies “R” Us division for such year, also subject to pro-ration in accordance herewith) had you remained employed through the end of fiscal year 2006 (as well as up to and including the date such bonus payment would have been made). The 75% factor represents a pro-ration based on the number of months that you will have served in fiscal year 2006 (9 of 12 months). This payment will be made to you as follows:

•	$318,600.00, shall be paid in a lump sum, no later than March 15, 2007. This amount represents a 100% payment of the target amount of your individual objectives portion of the incentive bonus for fiscal year 2006, pro rated by the 75% factor.

•	An additional payment, if any, based upon actual financial results of the Company for fiscal year 2006. This payment will be based 25% upon the actual financial results of the Babies “R” Us division and 75% upon the actual overall consolidated performance of the Company. The payment of the financial portion of the bonus, if any, will also be pro rated by the 75% factor and will be made at the same time that bonuses for fiscal year 2006 are paid to employees, expected to be in April 2007 (but in no event later than April 15, 2007).

•	The maximum bonus to be paid to you (covering both individual and financial performance) shall not exceed $1,200,000.00.

Your outstanding equity awards will continue to be governed by the terms of the Toys “R” Us Holdings, Inc. 2005 Management Equity Plan (“MEP”) and the applicable award agreements. In general, that means that, pursuant to Section 6.2 of the MEP, you will have a period of 30 days after the Termination Date to exercise your 40,953 vested stock options, and your 245,718 unvested options will expire and be forfeited as of your Termination Date. Pursuant to Section 9.6 of the MEP, you are notified that Toys “R” Us Holdings, Inc. intends to exercise its rights under Section 9.4 of the MEP to repurchase your outstanding restricted stock awards (20,561 common strips), and any shares you acquire upon exercise of your vested options, at “Fair Market Value” as of the date of repurchase. Unless you receive further notice to the contrary, the date of that repurchase will be 30 days after the Termination Date and you shall be paid fully in cash for such shares on such repurchase date. Notwithstanding anything to the contrary in the MEP or any related documentation, such purchase price shall not be subject to reduction below the Fair Market Value for any reason.

Additionally, as of the date hereof, the Company shall enter into a Consulting Agreement with you in the form attached hereto as Exhibit B. Pursuant to that Consulting Agreement, for one year following the Termination Date (the “Consulting Period”), the Company will pay you a consulting fee of $600,000.00 for consulting services provided to the Company as requested from time to time by the Company. Said fee will be paid to you in a lump sum payment on or about May 1, 2007, but in no event sooner than six months and one day after the Termination Date. Federal, State and local income tax and payroll tax of any kind shall not be withheld or paid by the Company. You will not be treated as an employee with respect to the consulting services performed hereunder for

Mr. Richard L. Markee

October 13, 2006

Federal, State or local tax purposes. The Company will report the amounts paid to you on Form 1099 to the extent required under the Internal Revenue Code. You agree to be solely responsible for and pay any applicable Federal, State and local taxes required by law.

As of the Termination Date, you will be entitled to continuation of medical and dental benefits maintained by the Company at a level commensurate with the level at which senior executives of the Company participate. If you elect to receive such health benefits, for the first 18 months of such coverage, you shall pay the premium charged to former employees of the Company pursuant to Section 4980B of the Code (“the COBRA rate”). The Company agrees that during the first 12 months of such coverage, it will reimburse you the difference between the COBRA rate and the rate charged to active senior executives of the Company. At the end of the 18 month period, should you so elect, you will be eligible to continue to age 65, to participate in a Company provided health insurance plan that provides health coverage at a level commensurate with the level at which active senior executives of the Company participate. Should you elect such coverage, you will be charged the full amount of said coverage. Following the Termination Date and during the entire period you are receiving continuation health coverage, you understand that the Company may amend or otherwise alter your health coverage to provide coverage (including reduced coverage) that is commensurate with the coverage provided to active senior executives of the Company.

During the Consulting Period, the Company will continue to maintain the life insurance coverage currently provided to you under the Toys “R” Us Inc. Split Dollar Plan.

Section 4 of that certain Special Bonus and Option Agreement, dated as of July 22, 2005, between you and the Company (the “Special Agreement”) provides that in any circumstance in which you become entitled to receive severance or other similar payments from the Company (whether pursuant to an employment agreement, a retention agreement, or otherwise), such payment shall be reduced by an aggregate amount of $1,000,000. The Company hereby waives that off-set provision of the Special Agreement in its entirety.

During the Consulting Period, you understand and agree to be bound by the non- compete provisions of the Separation and Release Agreement, attached hereto, as well as Sections 11(a)-(c), Section 11(f) and Section 13(e) of the Retention Agreement. Notwithstanding the foregoing, if the Company fails to pay the consulting fee when due hereunder, the non-compete provisions of the Separation and Release Agreement shall become null and void as of date such payment should have been made.

The Company agrees to promptly reimburse you the actual legal fees incurred by you in the negotiation and drafting of this Agreement and the related documentation in an amount not to exceed $5,000 in the aggregate.

Mr. Richard L. Markee

October 13, 2006

You understand and agree that other than the compensation and benefits provided for in this letter and the Consulting Agreement, all other compensation and benefits you currently enjoy will cease as of the Termination Date.

In addition, this letter serves as confirmation that, effective on the Termination Date, you hereby resign as an officer and/or director of any of the Company’s subsidiaries or affiliates on which you serve as an officer and director, including Toys “R” Us – Japan, Ltd. You further agree to sign appropriate letters of resignation, to the extent requested by us.

Rick, if you have questions about this letter, please let me know.

Sincerely,

/s/ Dan Caspersen
Dan Caspersen
Executive Vice President – Human Resources

Accepted and Agreed:

By:	/s/ Richard L. Markee
Richard L. Markee

EXHIBIT A

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is entered into as of this      day of November, 2006, between TOYS “R” US, INC. and any successor thereto (collectively, the “Company”) and RICHARD L. MARKEE (the “Executive”).

The Executive and the Company agree as follows:

1. The employment relationship between the Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on November     , 2006 (the “Termination Date”) as a result of the Executive’s voluntary resignation.

2. The Executive is not entitled to any severance payment or benefits under his Retention Agreement with the Company, dated as of May 1, 1997, as amended (the “Retention Agreement”) by reason of his voluntary resignation. However, in accordance with that certain letter agreement dated as of October     , 2006 (the “Letter Agreement”), the Company has agreed to provide certain payments to the Executive to which he is not otherwise entitled.

3. In consideration of the payments provided in the Letter Agreement, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive’s heirs, executors and assigns, hereby releases and forever discharges the Company and its members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Executive may have arising from or relating to the Executive’s employment or termination from employment with the Company, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey State Wage and Hour Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Equal Pay Law, the New Jersey Occupational Safety and Health Law, the New Jersey Smokers’ Rights Law, the New Jersey Genetic Privacy Act, the New Jersey Fair Credit Reporting Act, the New Jersey Statutory Provision regarding Retaliation/Discrimination for Filing A Workers’ Compensation Claim, the New Jersey laws regarding Political activities of Employees, Lie Detector Tests, Jury Duty,

Employment Protection and discrimination, the New Jersey Civil Rights Act, and any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Executive’s employment with or resignation or termination from the Company and its subsidiaries and affiliates, as applicable. This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended (“ADEA”). The ADEA requires that the Executive be advised to consult with an attorney before the Executive waives any claim under ADEA. In addition, the ADEA provides the Executive with at least 21 days to decide whether to waive claims under ADEA and seven days after the Executive signs the Agreement to revoke that waiver. This release does not release the Company from any obligations concerning any rights the Executive has pursuant to the Letter Agreement, Sections 9 and 10 and Exhibit C to the Retention Agreement, Section 7 of the Special Bonus and Option Agreement between the parties dated as of July 22, 2005, or the Consulting Agreement between the parties dated as of October     , 2006 (the “Consulting Agreement”), or any rights to indemnification and/or advancement of expenses by the Company or its affiliates pursuant to the Company’s (or any affiliate’s) corporate documents or applicable law, coverage under any applicable directors’ and officers’ liability insurance policies and any vested rights the Executive has under the Company’s employee pension benefit and welfare benefit plans.

Additionally, the Company agrees to discharge and release the Executive and the Executive’s heirs from any claims, demands, and/or causes of action whatsoever, presently known or unknown, that are based upon facts or acts occurring prior to the date of this Agreement, including, but not limited to, any claim, matter or action related to the Executive’s employment or affiliation with, or termination or separation from the Company; provided that such release shall not release the Executive with respect to any act by the Executive which is proven to be a felony under U.S. Federal or applicable state law and which relates to the business of the Company or any of its subsidiaries. As of the date of this Agreement, the Company represents that it knows of no act by the Executive which would be deemed to be a felony under U.S. Federal or applicable state law which relates to the business of the Company.

4. This Agreement is not an admission by either the Executive or the Company of any wrongdoing or liability.

5. The Executive waives any right to reinstatement or future employment with the Company and its subsidiaries and affiliates following the Executive’s separation from the Company and its subsidiaries and affiliates on the Termination Date. Nothing herein shall prevent the Executive from providing services as a consultant to the Company pursuant to the Consulting Agreement.

6. Following the date of this Agreement, the Executive agrees not to intentionally make any public statement which does, or may reasonably be expected to, harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or employees. Following the date of this Agreement, the Company agrees not to intentionally make any public statement which does, or may reasonably be expected to, harm the reputation, business or prospects of the Executive.

2

7. The Executive shall continue to be bound by the terms and conditions of Sections 11(a)-(c), Section 11(f) and Section 13(e) of the Retention Agreement. Notwithstanding the foregoing, Section XII(3) in the 2005 Management Equity Plan, shall, as of the date of this Agreement, no longer apply to the Executive. The Company shall continue to be bound by the terms and conditions of Sections 9 and 10 and Exhibit C of the Retention Agreement.

In further consideration of the payments provided in the Letter Agreement, the sufficiency of which Executive hereby acknowledges, Executive hereby agrees that during the Consulting Period (as defined in the Consulting Agreement), the Executive will not, whether on the Executive’s own behalf, or for a joint venture, association, corporation or other business organization, entity or enterprise whatsoever), directly or indirectly participate in or work for the following businesses: Wal-Mart, K-Mart/Sears, Target, Amazon.com, Zellers, Right Start, Zany Brainy, FAO Schwarz, Buy Buy Baby, e-Toys, KB Toys, Burlington Coat Factory, Tesco or Mothercare (including in stores, or via mail order, e-commerce, or similar means). Nothing herein shall prevent the Executive from owning 2% or less of the equity interest (measured by value) in any such entity or from working for, or providing services to a private equity firm or similar type of entity with investments in any of the above listed companies provided Executive’s services or advice do not relate to such companies. Except as otherwise expressly set forth herein, there are no other post-termination restrictions on the Executive’s activities following the Termination Date.

8. Subject to his other personal and business commitments, the Executive agrees to be available to and cooperate with the Company in any Company internal investigation or administrative, regulatory or judicial proceeding. The Executive understands and agrees that the Executive’s cooperation would include, but not be limited to, being available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are or may come into the Executive’s possession. The Executive understands that in the event the Company asks for the Executive’s cooperation in accordance with this provision, the Company will reimburse him solely for reasonable expenses upon his submission of appropriate documentation.

9. The Executive shall promptly return all the Company and subsidiary and affiliate property in the Executive’s possession, including, but not limited to, the Company and subsidiary and affiliate keys, automobile, credit cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to the Company business. Notwithstanding the foregoing, the Executive shall be able to retain his personal papers and personal documents reasonable necessary for his taxes.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Agreement shall be settled by arbitration as provided in the Executive’s Retention Agreement.

3

11. Notwithstanding any other provision of this Agreement, the Letter Agreement or the Consulting Agreement, the Company agrees that subject to the expiration of the revocation period in Section 14 hereof, it shall make the payments and provide the benefits set forth in the Letter Agreement and the Consulting Agreement and that it shall have no right of offset against such amounts or benefits (or any right to claim repayment of any amounts or benefits) absent an enforceable judgment against the Executive in accordance with Section 13(i) of the Retention Agreement.

12. This Agreement, together with the Retention Agreement, the Letter Agreement, the Consulting Agreement and any indemnification agreement between the Company and the Executive, represents the complete agreement between the Executive and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral, concerning the subject matter in this Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

13. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or non-enforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

14. It is further understood that for a period of 7 days following the execution of this Agreement in duplicate originals, the Executive may revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired. No revocation of this Agreement by the Executive shall be effective unless the Company has received within the 7-day revocation period, written notice of any revocation and all originals and copies of this Agreement.

15. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that the Executive has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Additionally, the Executive acknowledges that the Executive has been afforded the opportunity of at least 21 days to consider this Agreement.

The parties to this Agreement have executed this Agreement as of the day and year first written above.

TOYS “R” US, INC.

By:
Name:
Title:

RICHARD L. MARKEE

4